Exhibit 10.3

PURCHASE AND SALE AGREEMENT
BETWEEN
HOUMA CROSSING, LTD.
AS SELLER
AND
ARCP ACQUISITIONS, LLC
AS PURCHASER
DATED September 24, 2014

PURCHASE AND SALE AGREEMENT
Houma Crossing - Houma, Louisiana
This Purchase and Sale Agreement (this "Agreement") is made and entered into by and between Purchaser and Seller.
RECITALS
A.    Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.
B.    Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:
ARTICLE 1BASIC INFORMATION

1.1.1 Seller:	HOUMA CROSSING, LTD., a Texas limited partnership
1.1.2 Purchaser:	ARCP ACQUISITIONS, LLC, a Delaware limited liability company
1.1.3 Purchase Price:	$24,650,000.00
1.1.4 Earnest Money:
$475,000.00 (the "Earnest Money"), including interest thereon, to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1. Seller and Purchaser expressly agree that the Earnest Money shall be considered a deposit and shall not be considered earnest money in accordance with the provisions of Louisiana Civil Code Article 2624.

1.1.5 Title Company:	Republic Title of Texas, Inc. 550 Bailey Avenue, Suite 100 Fort Worth, Texas 76107 Attention: Janet Ceron Telephone: 817-810-1001 E-mail: janetceron@republictitle.com
1.1.6 Escrow Agent:	The Title Company
1.1.7 Broker:	Jones Lang LaSalle Attention: Jack Crews, Managing Director 8343 Douglas Avenue Dallas, Texas 75225 Telephone: 214-438-6150 Facsimile: 214-763-3579 E-mail: jack.crews@am.jll.com

1.1.8 Effective Date:
The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9 Intentionally Deleted.
1.1.10 Title Commitment Delivery Date:	Purchaser acknowledges the Title Commitment was delivered prior to the Effective Date.
1.1.11 Title and Survey Review Period:	Purchaser and Seller acknowledge the Title and Survey Review Period expired prior to the Effective Date.
1.1.12 Inspection Period:	The period ending on the Effective Date.
1.1.13 Closing Date:
September 26, 2014, subject to extension as provided in this Agreement; provided, however, Purchaser shall be entitled to extend such date of Closing for one (1) period of up to fifteen (15) business days by giving written notice of such election to Seller not less than two (2) business days prior to the scheduled date for Closing.

Section 1.2    Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Purchaser
Premium for Title Policy required to be delivered pursuant to Section 5.4.	Purchaser
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges
Purchaser
Costs of Survey and/or any revisions, modifications or re-certifications thereto	Purchaser
Costs for UCC searches and related searches	Purchaser
Recording fees	Purchaser
Any transfer taxes, deed taxes, documentary stamps, transfer taxes, intangible taxes or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Local Custom

Section 1.3    Notice Addresses:

Purchaser: ARCP Acquisitions, LLC 2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016 Attention: Daniel T. Haug, Esq. Telephone: 602-778-6000 E-mail: dhaug@ARCPREIT.com	Copy to: Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, Georgia 30326 Attention: Andrew C. Williams Telephone: 404-233-7000 E-mail: awilliams@mmmlaw.com
Seller: Woodmont Houma GP, L.L.C. 2100 West 7th Street Fort Worth, Texas 76107 Attention: Stephen Coslik Telephone: 817-732-4000 E-mail: scoslik@woodmont.com
Copy to:
L&B Realty Acquisitions, Inc.
8750 N. Central Expressway, Suite 800
Dallas, Texas 75231-6437
Attention: Tracie Forsythe
Telephone: 214-989-0652
E-mail: tforsythe@lbrealty.com

With an additional copy to:
Winstead PC
300 Throckmorton St., Suite 1700
Fort Worth, Texas 76102
Attention: Noelle L. Garsek, Esq.
Telephone: 817-420-8212
E-mail: ngarsek@winstead.com

ARTICLE 2
PROPERTY
Section 2.1    Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):
2.1.1    Real Property. The land located in Houma, Terrebonne Parish, Louisiana, more particularly described in Exhibit A attached hereto (the "Land"), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant ("Improvements"), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land, and (d) without warranty, any right, title and interest of Seller, if any, in and to any and all oil, gas and minerals lying under, in, on or about or constituting a part of the Land (collectively, the "Real Property").
2.1.2    Leases. All of Seller's right, title and interest, without warranty, in all leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Leases"), and all guaranties thereof.

2.1.3    Tangible Personal Property. All of Seller's right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller's property manager or tenants at or on the Real Property and further excluding any items of personal property by third parties and leased to Seller (collectively, the "Tangible Personal Property").
2.1.4    Intangible Personal Property. All of Seller's right, title and interest, if any, without warranty, in all of the following intangible personal property related to the Real Property and the Improvements: (i) all trade names and trademarks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; (ii) the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent owned by Seller and assignable without cost to Seller); (iii) contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases, License Agreements, leasing or listing agreements or management agreements (collectively, the "Service Contracts") (but only to the extent assignable without cost to Seller and only to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); (iv) warranties and guaranties (to the extent owned by Seller and assignable without cost to Seller); (v) governmental permits, approvals and licenses, if any (to the extent owned by Seller and assignable without cost to Seller); and (vi) telephone exchange numbers (to the extent owned by Seller and assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the "Intangible Personal Property"). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names "Woodmont," "The Woodmont Company," "L&B Realty" or any derivatives thereof.
2.1.5    License Agreements. All of Seller's right, title and interest, without warranty, in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "License Agreements"). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the "lessor" or "licensor" under all License Agreements, some or all of which may be non-cancelable.
ARTICLE 3
EARNEST MONEY
Section 3.1    Deposit and Investment of Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2    Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller's performance under this Agreement ("Independent Consideration"), which shall be retained by Seller in all instances.
Section 3.3    Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit the Earnest Money within the time period required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the actual receipt by Escrow Agent of such deposit from Purchaser, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.
Section 3.4    Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser terminates this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser within one (1) business day following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.
ARTICLE 4
DUE DILIGENCE
Section 4.1    Due Diligence Materials To Be Delivered. Prior to the Effective Date, Seller has delivered to Purchaser and/or posted on a website to which Purchaser has access (the "Due Diligence Website") the following (the "Property Information"):
4.1.1    Rent Roll. A current rent roll ("Rent Roll") for the Property utilizing Seller's standard form;
4.1.2    Leases. The Leases and all amendments, guaranties, letter agreements relating thereto, and assignments thereof;
4.1.3    Financial Information. Copy of operating statements pertaining to the Property for the 12 months preceding the Effective Date or such lesser period as Seller has owned the Property ("Operating Statements");
4.1.4    Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period;

4.1.5    Title and Survey. Copy of Seller's most current title insurance information and survey of the Property;
4.1.6    Service Contracts. A list of Service Contracts, together with copies thereof;
4.1.7    Personal Property. A list of Tangible Personal Property;
4.1.8    License Agreements. A list of any License Agreements, together with copies thereof;
4.1.9    Warranties. Warranties, if any, on roofs, air conditioning units, fixtures and equipment;
4.1.10    Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property; and
4.1.11    Environmental Reports. Copy of any final environmental assessments or engineering assessments of the Real Property and Improvements, including soils reports, prepared for Seller or its affiliates.
Except for the Rent Roll contemplated in Section 4.1.1, Seller's obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller or its property management company.
Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser with type of document or instrument described in Section 4.1 which is created or modified in any respect after the Effective Date.
Section 4.2    Due Diligence Materials To Be Made Available. To the extent such items are in Seller's possession and control, Seller has made available to Purchaser for Purchaser's review, at Seller's option either on the Due Diligence Website, at the offices of Seller's property manager or at the Property, the following items and information (the "Additional Property Information"), and Purchaser at its expense shall have the right to make copies of same:
4.2.1    Lease Files. The lease files for all tenants ("Lease Files"); and
4.2.2    Plans and Specifications. Building plans and specifications relating to the Property. Seller hereby informs Purchaser that Kohl's and Hobby Lobby performed the construction of their respective stores and Seller may not have plans, specifications, construction documents or warranties relating to their premises.
Section 4.3    Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate prior notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests as permitted under this Agreement, provided that (a) Purchaser must give Seller three (3) full business days' prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test, any "Phase II" type testing or investigation or any testing scope that is beyond a customary "Phase I" investigation (i.e., no core sampling, soils testing, vapor testing, testing of on-site materials or other similar testing or investigation) must obtain

Seller's prior written consent (which consent may be given, withheld or conditioned in Seller's sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser's representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least three (3) full business days in advance by telephone or in writing to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser's representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.
Section 4.4    Due Diligence/Termination Right. Purchaser shall have through 5:00 p.m. Dallas, Texas time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the "Due Diligence Termination Notice") prior to 5:00 p.m. Dallas, Texas on the last day of the Inspection Period. If Purchaser does not timely give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important. Notwithstanding anything to the contrary set forth herein, Purchaser acknowledges that Inspection Period has expired and that by delivering an executed copy of this Agreement to Seller, Purchaser has waived its right to deliver a Due Diligence Termination Notice.
Section 4.5    Return of Documents and Reports. Upon any termination of this Agreement (other than arising out of a Seller default hereunder), Purchaser shall provide to Seller copies of all third party reports, investigations and studies, other than economic analyses and other than legal analysis memoranda (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller without any liability to Seller and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser's obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.
Section 4.6    Service Contracts. On or prior to 5:00 p.m. Dallas, Texas on the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee in excess of $15,000 in amount. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.6, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing; provided, however, any termination fee or penalty relating to a termination of a Service Contract pursuant to this Section 4.6 shall remain the responsibility of Seller to the extent set forth in this Section 4.6.
Section 4.7    Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the advisability or feasibility of Purchaser's acquisition and financing of the Property, or who are considering investing in or financing Purchaser's acquisition of the Property, and who have agreed to preserve the confidentiality of such information as required hereby (collectively, "Permitted Outside Parties"). At any time and from time to time, within two business days after Seller's request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Notwithstanding the foregoing, Purchaser may disclose such contents as (a) expressly required under applicable laws or (b) expressly required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but will first give Seller written notice of the requirement and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, Purchaser may disclose only such content as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and Purchaser will use reasonable efforts to secure confidential treatment of any such content so disclosed). Further, notwithstanding the foregoing, Purchaser and the Permitted Outside Parties shall not be obligated to keep confidential any Property Documents or information contained in any Property Documents that (i) is already in the public domain, (ii) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or any Permitted Outside Party, or (iii) is or becomes available to Purchaser or any Permitted Outside Party on a non-confidential basis from a source other than Seller who, to Purchaser's or such Permitted Outside Party's knowledge, is not subject to a confidentiality agreement with Seller prohibiting such disclosure. Purchaser, using the same degree of care with respect to the Property Documents as Purchaser employs with respect to its own proprietary or confidential information, shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term "Permitted Outside Parties" shall not include Seller's existing mortgage lender and Purchaser shall not deliver to Seller's existing mortgage lender any information relating to the Property unless approved by Seller in writing, in Seller's sole and absolute discretion. If Purchaser has previously executed a confidentiality agreement for the benefit of Seller and such confidentiality agreement remains in effect during the term of this Agreement, and there is any conflict between the terms of this Section 4.7 and such confidentiality agreement, the more restrictive provisions limiting the disclosure of information shall prevail.
Section 4.8    No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as expressly set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Subject to the express representations and warranties of Seller set forth in this Agreement, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Subject to the express representations and warranties of Seller set forth in this Agreement, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.
Section 4.9    Purchaser's Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests.
Section 4.10    Purchaser's Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller and Seller's property manager harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of Purchaser's inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser's actions do not aggravate any pre-existing liability of Seller (and then only to the extent thereof). Purchaser also hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, causes of action, damages, liabilities and expenses asserted against Seller by any tenant due to Purchaser's breach of its obligation under Section 4.7 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser's obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.
Section 4.11    Environmental Studies; Seller's Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following the receipt of same by Purchaser, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.10 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller's reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser's actions do not aggravate any pre-existing liability of Seller (and then only to the extent thereof). In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents and that is material (meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller's environmental consultants, exceeds $50,000.00), then Seller may terminate this Agreement by giving written notice to Purchaser within ten business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof, and Seller shall pay to Purchaser an amount equal to the lesser of (a) Purchaser's actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (b) One Hundred Thousand and No/100 Dollars ($100,000.00), provided, however, that Purchaser must make written demand of Seller for such reimbursement and provide Seller reasonable supporting documentation of actual expenditures within 30 days of the termination of this Agreement, and if Purchaser fails to provide such written demand and supporting documentation within such 30-day period, then Purchaser shall be deemed to have forever waived its right to recover any amount from Seller.
Section 4.12    Rights of First Refusal. If any of the Leases contain tenant rights of first refusal or rights of first offer to purchase the Property (either such right, a "ROFR"), Seller shall deliver a written right of first refusal or offer notice to the applicable Tenant in accordance with the requirements of the applicable ROFR within five (5) days after receipt of written request from Purchaser specifying the applicable Tenant and ROFR. Seller agrees that if any Tenant gives notice of its intent to exercise its ROFR under its Lease or does actually exercise such ROFR, this Agreement shall be deemed to terminate, provided that Purchaser shall receive a full return of the Earnest Money.
ARTICLE 5
TITLE AND SURVEY
Section 5.1    Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on an ALTA 6-17-06 Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.
Section 5.2    Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives. Purchaser shall be solely responsible for the cost of the Survey. Purchaser shall deliver a copy of the Survey to Seller in order for Seller to respond to the Title Objections.
Section 5.3    Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey and may object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or Survey. All such matters to which Purchaser timely objects in writing shall be "Title Objections"; if no such objection notice is given during the Title and Survey Review Period, except as otherwise provided below, all matters reflected by the Survey and Title Commitment, and any matters not included in the Title Objections, shall constitute "Permitted Exceptions" hereunder; provided, however, in no event shall Purchaser be deemed to have agreed to accept title subject to financing liens and security interests against the Property. Seller may, but shall not be obligated to, at its sole cost and expense, cure, remove or insure around any Title Objections and may give Purchaser written notice thereof within five (5) days after the Title and Survey Review Period expires; provided, however, Seller shall have no obligation to cure any Title Objections except security interests and financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase

Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date in violation of this Agreement without Purchaser's consent. If during such 5-day period Seller does not cause, or does not unequivocally agree in writing during such 5-day period to cause prior to Closing, any of the Title Objections to be removed, cured or otherwise omitted from Purchaser's Title Commitment, then Seller will be deemed to have elected to not cure such Title Objections and Purchaser may, at its election exercised prior to the expiration of the Inspection Period, (a) terminate this Agreement and recover the Earnest Money by providing written notice of termination to Seller prior to the end of the Inspection Period, and neither Purchaser nor Seller shall have any obligations under this Agreement except those that expressly survive the termination of this Agreement, or (b) waive such Title Objections and purchase the Property subject to such Title Objections (other than liens that Seller is expressly obligated under this Agreement to cure, remove or insure around), in which event such Title Objections shall thereafter constitute Permitted Exceptions. If Purchaser fails to timely make such election, Purchaser will be deemed to have elected option (b) above. In all events, Purchaser's right to terminate this Agreement pursuant to this Section 5.3 shall expire upon the expiration of the Inspection Period. The term "Permitted Exceptions" shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required or has not agreed to remove as provided above; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (iv) real estate taxes not yet due and payable; (v) rights of tenants under the Leases; (vi) rights of tenants or licensees under License Agreements; (vii) any licensees under any Service Contracts not terminated as of Closing; and (viii) the declarations and restrictive covenants filed of record with respect to the Property relating to the Kohl's store located within the Property (the "Kohl's REA") and the Academy Sports & Outdoors store located in the vicinity of the Property (the "Academy Declaration").
Section 5.4    Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner's title policy in accordance with the Title Commitment, insuring Purchaser's title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.
Section 5.5    REA Estoppels. Upon the written request of Purchaser, Seller shall request estoppel certificates ("REA Estoppels") from the applicable parties to the Kohl's REA and the Academy Declaration. In connection with Purchaser's review of title matters pursuant to Section 5.1 above, Purchaser shall advise Seller of, and provide the form of, any such REA Estoppels which Purchaser requests Seller to attempt to obtain. The REA Estoppels shall be in the form required or permitted by the Kohl's REA and the Academy Declaration as applicable. Seller shall not be obligated to expend any funds in connection with obtaining any such REA Estoppels, and the failure of Seller to obtain any such REA Estoppels shall not be a breach or default hereunder, nor shall it be a condition to Closing.
Section 5.6    Warranties. Notwithstanding anything contained herein to the contrary, whenever the term "without warranty" is used, it shall mean a sale without warranty of title, not even for return of the Purchase Price or any portion thereof, other than to the acts of Seller and the acts of those claiming by, through or under Seller, which warranty is not waived, and with full subrogation and substitution in and to all of Seller's rights and actions of warranty against previous owners and vendors.

ARTICLE 6
OPERATIONS AND RISK OF LOSS
Section 6.1    Ongoing Operations. From the Effective Date through Closing:
6.1.1    Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.
6.1.2    New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days' prior notice.
6.1.3    Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any material items of Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.
6.1.4    Leasing; License Agreements. During the term of this Agreement, Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without Purchaser's approval. If Purchaser's consent is requested by Seller as to any amendment or termination of a Lease or License Agreement, or as to a new Lease or new License Agreement, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within five (5) business days after Purchaser's receipt of (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller's possession, and (b) Seller's request for Purchaser's approval. If Purchaser does not respond to Seller's request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Purchaser's approval rights and obligations will vary depending on when the request for approval from Seller is delivered to Purchaser, as follows:
(1)    With respect to a request for approval delivered by Seller to Purchaser at least three (3) days before the expiration of the Inspection Period, Purchaser's consent shall not be unreasonably withheld, conditioned or delayed.
(2)    With respect to a request for approval delivered by Seller to Purchaser within three (3) days before the expiration of the Inspection Period, Purchaser may withhold its consent in its sole discretion.
Purchaser acknowledges that Seller was negotiating the terms of a proposed lease with Men's Wearhouse during the negotiation of this Agreement, which lease has been executed prior to the Effective Date. Purchaser has approved the Lease Agreement dated September 9, 2014, between Seller, as landlord, and The Men's Wearhouse, Inc., a Texas corporation, as tenant (the "Men's Wearhouse Lease").
Section 6.2    Damage. If prior to Closing the Property is damaged by fire or other casualty requiring repairs in excess of $25,000.00 to repair, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller's estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty.
6.2.1    Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of fifteen (15) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full thirty-day period to make such election). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means (i) damage which, in Seller's reasonable estimation, exceeds $500,000.00 to repair , and (ii) any damage which entitles any tenant to terminate its Lease or permanently abate its rent in whole or in part, except to the extent such rights are waived by the applicable tenants.
6.2.2    Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).
Section 6.3    Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any material portion thereof, or a written notice of a proposed condemnation is received, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full 10-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.
ARTICLE 7
CLOSING
Section 7.1    Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
Section 7.2    Conditions to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:
7.2.1    Representations and Warranties. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for (a) representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date, and (b) Seller's representations and warranties under Section 9.1.2, which will be true and correct in all material respects as of the Effective Date.
7.2.2    Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing.
7.2.3    Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement.
7.2.4    Tenant Estoppel Certificates. Purchaser shall have received tenant estoppel certificates from the tenants of the Property meeting the requirements of Section 7.3.7 below.
7.2.5    Parking Spaces. Purchaser acknowledges that Seller has, at Purchaser's request, added fifteen (15) additional parking spaces at the Property as more particularly depicted on Exhibit J attached hereto (the “Parking Addition”). Seller performed (or caused to be performed) the Parking Addition work in accordance with all applicable laws, rules, and regulations. Purchaser has approved the Parking Addition work. At or prior to Closing, Seller shall deliver to the Title Company and Purchaser copies of original final lien waivers from each contractor or subcontractor performing the Parking Addition work and other reasonable evidence of payment of the Parking Addition work requested by the Title Company or Purchaser (or, alternatively, the cost of the Parking Addition work may be included on the settlement statement for payment directly to the contractor and/or subcontractor at Closing).
7.2.6    Verizon Water Leak. Seller has repaired the water leak described in Verizon’s tenant estoppel certificate dated August 15, 2014, pursuant to the scope of work attached hereto as Exhibit K. At or prior to Closing, Seller shall deliver to the Title Company and Purchaser copies of original final lien waivers from each contractor or subcontractor performing such work and other reasonable evidence of payment of the work requested by the Title Company or Purchaser (or, alternatively, the cost of the work may be included on the settlement statement for payment directly to the contractor and/or subcontractor at Closing), together with evidence reasonably acceptable to Purchaser that Verizon has accepted such work in satisfaction of the objection made in its estoppel certificate (with Purchaser agreeing to accept email verification from Verizon).
So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.
Section 7.3    Seller's Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:
7.3.1    Deed. A cash sale deed in the form of Exhibit B hereto and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in the Real Property (the "Deed");
7.3.2    Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the "Assignment"), executed and acknowledged by Seller;
7.3.3    Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;
7.3.4    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D attached hereto executed by Seller;
7.3.5    Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;
7.3.6    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and
7.3.7    Tenant Estoppel Certificates. One (1) original counterpart of a Tenant Estoppel Certificate executed by (i) all tenants listed on Schedule 7.3.7 hereto (the "Key Tenants"), and (ii) tenants whose leases generate not less than sixty (60%) of the rental income of the Property derived from tenants other than the Key Tenants. Seller will request that each tenant execute a Tenant Estoppel Certificate in substantially the form of Exhibit F (or, with respect to Kohl's and Hobby Lobby, on such tenant's form, and if a tenant's Lease specifies or contemplates another form of tenant estoppel certificate, then on substantially such other specified or contemplated form). Seller shall make a reasonable effort to obtain and deliver copies of such tenant estoppel certificates to Purchaser no later than five (5) business days prior to the Closing. In order to be acceptable for purposes of satisfying the terms of this Section 7.3.7, the tenant estoppel certificates delivered to Purchaser (1) shall not be dated earlier than July 25, 2014, (2) shall have all blanks completed or marked not applicable, as appropriate, (3) shall have all exhibits completed and attached, as applicable, and (4) shall not (x) contain any assertions adverse or contrary to the provisions of the Lease, or (y) indicate any material landlord default that has not been cured. Notwithstanding anything to the contrary set forth herein, Purchaser acknowledges that the executed estoppel certificates listed on Exhibit L attached hereto that have been delivered by Seller to Purchaser prior to the Effective Date are acceptable to Purchaser for purposes of this Section 7.3.7. Purchaser acknowledges that the form of estoppel certificate attached hereto as Exhibit F includes information and statements in excess of what is required in the standard estoppel provision in Seller's form lease and Purchaser agrees that an executed estoppel shall be deemed acceptable for purposes of this Section 7.3.7 even if such additional statements are deleted or modified, so long as the items in clause (1) through (4) of the immediately preceding sentence are satisfied. Seller agrees to forward a copy of any executed estoppel received by Seller from a tenant to Purchaser within three (3) business days after Seller's receipt of same. If Purchaser does not object in writing (which may be via email) to an executed estoppel within three (3) business days after receiving same, the executed estoppel will be deemed acceptable for purposes of satisfying the condition in this Section 7.3.7. Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates, and the failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder. If Seller is not able to obtain a sufficient number of acceptable tenant estoppel certificates to satisfy the threshold in clause (ii) above, such requirement may be satisfied by Seller providing a certificate executed by Seller for up to two (2) leases (other than the leases of Key Tenants) in the form of Exhibit I attached hereto (a "Seller Certificate"). If Seller is unable to deliver the tenant estoppel certificates or Seller Certificates referred to in this Section 7.3.7, then Purchaser's sole remedies and recourse shall be limited to either (a) waiving the requirement for the tenant estoppel certificates in question and proceeding to Closing without reduction of the Purchase Price, (b) adjourning the Closing Date for a period of up to twenty (20) days by giving written notice to Seller in order to allow Seller additional time to obtain such tenant estoppel certificates, or (c) terminating this Agreement by delivering written notification to Seller prior to the Closing Date, in which event this Agreement shall be terminated as provided for in Section 7.2. Notwithstanding anything to the contrary set forth herein, if the Closing is extended for any reason, Seller shall not be required to obtain (and it shall not be a condition precedent to Purchaser's obligation to close that Seller obtain) updated estoppel certificates. Notwithstanding anything to the contrary set forth herein, Seller shall not be required to obtain an estoppel certificate for the Men's Wearhouse Lease or any new Lease entered into after the Effective Date, and any such Leases shall be excluded from the calculation of the estoppel threshold in clause (ii) above.
7.3.8    Intentionally Deleted.
7.3.9    Lease Escrow Agreement. The Lease Escrow Agreement (as described in Section 8.2 and Section 12.24 below), executed by Seller.
Section 7.4    Purchaser's Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:
7.4.1    Cash Sale. The Deed, executed and acknowledged by Purchaser;
7.4.2    Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;
7.4.3    Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;
7.4.4    Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and
7.4.5    Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).
7.4.6    Intentionally Deleted.
7.4.7    Lease Escrow Agreement. The Lease Escrow Agreement (as described in Section 8.2 and Section 12.24 below), executed by Purchaser.
Section 7.5    Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.
Section 7.6    Purchase Price. At or before 2:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date by wire transfer (or by such other reasonable method as requested by Seller); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.
Section 7.7    Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
Section 7.8    Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: All original Leases, Lease guaranties, and License Agreements; Lease Files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.
Section 7.9    Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.
ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS
Section 8.1    Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: (i) Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; (ii) prepaid expenses and obligations under Service Contracts; (ii) accrued operating expenses; real and personal ad valorem taxes ("Taxes"); and (iv) any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:
8.1.7    Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property after the Closing or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing. Notwithstanding anything to the contrary set forth herein, when preparing the proration of Taxes pursuant to this Section 8.1, Purchaser and Seller will take into account that Kohl's is currently responsible for its allocable share of Taxes applicable to the entire Real Property, but that if, after Closing, the Kohl’s premises is separately assessed for real estate tax purposes, then Kohl’s shall pay directly to the applicable taxing authority 100% of any real estate taxes levied against the Kohl’s premises only, all as more particularly provided in the Kohl’s lease.
8.1.8    Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall use reasonable efforts to have utility meters read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner's association or any quasi-governmental authority as of the Closing Date.
8.1.9    Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, "Tenant Receivables") and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows: Except to the extent otherwise provided in Sections 8.1.4 and 8.1.6 below, Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority (unless such amount is designated by such tenant or licensee for a specific period, in which case such amount shall be applied to the period specified): (A) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller's portion thereof to be delivered to Seller); (B) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (C) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 8.1.4 below (collectively, "Unbilled Tenant Receivables"), which amount shall be delivered to Seller; and (D) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, "Uncollected Delinquent Tenant Receivables"), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller's rights or Purchaser's obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other "landlord" remedy (as set forth in such tenant's Lease or licensee's License Agreement) against such tenant other than to sue for collection; and provided further that Seller shall not commence any legal proceedings against any tenant which is not a Key Tenant after Closing with respect to Uncollected Delinquent Tenant receivables. For a period of 180 days after the Closing, Purchaser shall bill tenants for Uncollected Delinquent Tenant Receivables and shall use reasonable efforts to collect such amounts, provided that Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any such amounts. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys' fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten business days after receipt thereof.
8.1.10    Percentage Rent. At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected by Seller. Such apportionment shall be made separately for each tenant which is obligated to pay percentage rent on the basis of the fiscal year set forth in the tenant's Lease for the determination and payment of percentage rent. Any percentage rent received from a tenant after the Closing shall be applied as follows: (a) Purchaser shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Purchaser owned the Property and (b) Seller shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Property.
8.1.11    Final Adjustments After Closing. No later than March 31, 2015 (the "Final Adjustment Date"), Seller and Purchaser shall make a final adjustment in accordance with the provisions of this Section 8.1 of percentage rent and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason. Except to the extent otherwise provided in Section 8.1.6, any net adjustment in favor of Purchaser or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.
8.1.12    Reimbursable Expenses. To the extent tenants pay monthly estimates of common area maintenance charges, central plant charges, taxes and similar expenses (collectively, "Charges") with an adjustment at the end of each fiscal year applicable to such Charges, they shall be prorated in accordance with this Section. Until the adjustment described in this Section is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until year end adjustment and determination of Seller's allocable share thereof. No later than the Final Adjustment Date, Seller's allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each tenant for such fiscal year (the sum of estimated payments plus or minus year end adjustments) by a fraction, the numerator of which is Seller's actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Closing Date (within that portion of the fiscal year prior to the Closing Date in which the applicable Lease is in effect), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Seller, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Purchaser of the excess owed Purchaser, such excess to Purchaser. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share (the "Seller Shortfall"), Purchaser shall use reasonable efforts for a period of 180 days after the Final Adjustment Date to collect the Seller Shortfall from the tenants of the Property and, to the extent collected by Purchaser, Purchaser shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorney's fees, to Seller. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall. In no event shall Seller commence any legal proceedings against any tenant after the Closing with respect to any Seller Shortfall.

In the event there is a dispute with any tenant relating to Charges billed by Seller relating to the period prior to the Closing Date, Seller shall be responsible for resolving such dispute with such tenant and, if it is determined that credits are due to such tenant with respect to such charges, Seller shall remit such amount either to the Purchaser or directly to the tenant within ten (10) days after determination thereof. In the event there is a dispute with any tenant relating to Charges billed by Purchaser relating to the period after the Closing Date, Purchaser shall be responsible for resolving such dispute with such tenant and, if it is determined that credits are due to such tenant with respect to such charges, Purchaser shall remit such amount to the tenant within ten (10) days after determination thereof.
Notwithstanding anything to the contrary provided in the preceding Paragraph or Section 8.1.3 above, Seller shall be entitled to receive and retain all reconciliation payments made by tenants with respect to Charges for the calendar years preceding the calendar year of Closing, and shall be responsible for any amounts owed to tenants in connection with the final reconciliation of Charges for such prior calendar years. If any such reconciliation payment with respect to Charges for a calendar year preceding the year in which the Closing occurs is received by Purchaser after the Closing, Purchaser shall remit such payment to Seller promptly upon receipt. If any tenant which is owed a refund with respect to Charges for a calendar year preceding the calendar year of Closing deducts or sets off such amount against rents or other charges owed by such tenant after the Closing, Seller shall remit such amount to Purchaser promptly following the occurrence of such set off or deduction.
In the event that any tenant has the right to inspect and audit the books, records and other documents of the landlord under its Lease which evidence common area maintenance costs and expenses or other charges, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable such tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that such tenant could demand an inspection and/or audit thereof pursuant to its Lease and, upon written request therefor from Purchaser, or any successor or assign, thereof, shall provide both Purchaser and such tenant with reasonable access thereto and otherwise reasonably cooperate with both Purchaser and such tenant with respect to such inspection and/or audit by such tenant. In the event such tenant claims any right to a credit, refund or other reimbursement as a result of such audit, Seller shall indemnify, hold harmless and defend the Purchaser from any and all claims relating thereto or arising therefrom.
Section 8.2    Leasing Costs. Seller agrees either to (i) pay or discharge at or prior to Closing or (ii) provide Purchaser with a credit against the Purchase Price for all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, "Leasing Costs") that are payable with respect to Leases and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Notwithstanding anything to the contrary set forth herein, Seller agrees to provide Purchaser with a credit against the Purchase Price for any Leasing Costs that have not been paid at or prior to Closing with respect to the Men's Wearhouse Lease, and Purchaser shall assume responsibility for the payment of such Leasing Costs after Closing. Additionally, as of Closing, Purchaser shall assume Seller's obligations for (a) Leasing Costs that are due and payable with respect to Leases and License Agreements entered into by Seller with Purchaser's approval after the Effective Date, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date. Notwithstanding anything to the contrary set forth herein, with respect to the Men's Wearhouse Lease, Seller agrees that a portion of the sales proceeds will be withheld in escrow with Escrow Agent in an amount equal to the pro forma rent (including base rent and triple net charges), at the monthly rate provided for in the Men’s Wearhouse Lease (subject to adjustment post-Closing in connection with any re-measurement of the Men's Wearhouse premises, as more particularly provided in the Men's Wearhouse Lease), for the first full lease year commencing on the later of (i) the rental commencement date thereunder, or (ii) the expiration of any applicable rent abatement period, to be held in escrow for the period commencing on the date of Closing and continuing until the date on which payment of full base rent and triple net charges are projected to commence under such Lease. Such escrowed amounts will be held and disbursed by Escrow Agent in accordance with the terms and conditions of an escrow holdback agreement to be agreed upon by Seller and Purchaser prior to Closing (the "Lease Escrow Agreement"), which will provide for the following disbursement: (1) Purchaser will receive an amount equal to the monthly rent that would have been payable to landlord if rent had actually commenced under the Men's Wearhouse Lease as of the Closing Date (the "Lost Rent"), and (2) Seller will receive the balance of the escrowed funds after disbursement of the Lost Rent to Purchaser. For example, if (A) the monthly amount of rent under the Men's Wearhouse Lease was $10,000, (B) the actual rent commencement date (after the expiration of any applicable rent abatement period) was February 1, 2015, and (C) the Closing Date occurred on October 1, 2014, the following would apply: (1) the escrowed amount would be $120,000, (2) the Lost Rent would be $40,000 ($10,000 x 4 months), and (3) Seller would receive the balance of $80,000.
Section 8.3    Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.
Section 8.4    Tenant Deposits and Prepaid Rents. All tenant and licensee security deposits and prepaid rents collected and not applied by Seller prior to the Closing Date (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant and licensee security deposits and prepaid rents, but only to the extent they are credited or transferred to Purchaser.
Section 8.5    Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.5, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.
Section 8.6    Survival. The agreements set forth in this Article 8 shall survive the Closing.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
Section 9.1    Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:
9.1.1    Organization and Authority; Conflicts and Pending Actions. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.
9.1.2    Tenant Leases, Service Contracts and License Agreements. As of the Effective Date, (i) Exhibit G lists all Leases of the Property and (ii) the Lease Files include all of the Leases and amendments in Seller's possession. To Seller's knowledge, the lists of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of their delivery. Except as may be reflected in the Property Documents, to Seller's knowledge, Seller has not received from any counterparty to a Lease, Service Contract or License Agreement a written notice of default that has not been cured. Except as may be reflected in the Property Documents, as of the Effective Date, Seller has sent no written notice of default to any counterparty to a Lease, Service Contract or License Agreement that has not been cured. The copies of the Leases, Service Contracts and Licenses Agreements delivered to Purchaser pursuant to Article 4 are copies of the same documents used by Seller in the ordinary course of business and nothing has been intentionally omitted to make the information contained therein materially misleading.
9.1.3    Notices from Governmental Authorities. Except as may be reflected in the Property Documents, to Seller's knowledge, Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected.
9.1.4    Leasing Commissions. To Seller's knowledge, and except as may be reflected in the Property Documents, Seller has not entered into a written agreement with a tenant broker giving such broker an automatic right to receive a leasing commission for the future exercise of a renewal option, expansion option, right of first offer, right of first refusal or other similar right that is not conditioned on such broker being actively involved in the negotiation of a lease amendment at the time such right is exercised.
9.1.5    No Litigation. To Seller's actual knowledge, there is no pending litigation or judicial proceeding against Seller or relating to the Property.
9.1.6    Operating Statements. The operating statements delivered or to be delivered to Purchaser pursuant to Section 4.1 have been prepared in accordance with Seller's past business practices by Seller or its agents in connection with Seller's operation of the Property.
9.1.7    No Condemnation; Zoning. To Seller's knowledge, there is no pending or threatened eminent domain proceedings affecting the Property, in whole or in part. Seller has not and will not, without the prior written consent of Purchaser, take any action before any Governmental Authority, the object of which would be to change the present zoning of or other land use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller's knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land use limitations.
9.1.8    No Bankruptcy Proceedings. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its property.
9.1.9    REAs. Except as may be reflected in the Property Documents and in the documents referenced in the Title Commitment, to Seller's knowledge, any and all amounts due and payable by Seller under the Kohl's REA and the Academy Declaration have been paid and Seller has not received written notice of default under the Kohl's REA or the Academy Declaration that has not been cured, nor has Seller delivered written notice of default to any other parties under the Kohl's REA and the Academy Declaration that has not been cured.
Section 9.2    Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:
9.2.1    Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing in the State of Delaware. At or prior to Closing, Purchaser will be qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
9.2.2    Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.
9.2.3    ERISA. Purchaser is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Purchaser's acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
9.2.4    Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who

Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
Section 9.3    Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except as provided in clause (b) of Section 7.2.1, shall be deemed remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the "Survival Period"). Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Stephen Coslik, whom Seller represents is affiliated with and/or employed by affiliates or constituents owners of Seller with sufficient knowledge of the Property to enable Seller to make the Seller's representations and warranties set forth in this Article 9 ("Seller's Representative"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representative or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Neither party shall have any liability after the Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to the aggregate amount of $750,000; provided, however, that such limitation shall not be applicable to the representation and indemnity of Seller pursuant to Section 8.5 hereof. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.
ARTICLE 10DEFAULT AND REMEDIES
Section 10.1    Seller's Remedies. If the sale of the Property is not consummated due to any default by Purchaser on its obligations hereunder, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, and such default or breach is not cured by the Closing Date, Seller shall be entitled, as its sole remedy (except as provided in Section 4.7, Section 4.9, Section 4.10, Section 8.5, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of Seller's claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement which survives the Closing.
Section 10.2    Purchaser's Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy (except as provided in Section 8.5, Section 10.3 and Section 10.4 hereof), either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, in which event Purchaser shall be entitled to receive a full refund of the Earnest Money and, in addition, Seller shall reimburse Purchaser for its actual out‑of‑pocket costs and expenses in connection with its negotiation of this Agreement, its investigation of the Property, and the transactions contemplated by this Agreement, not to exceed an aggregate amount of $100,000, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before fifteen (15) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county or parish in which the Property is located within two months following the scheduled Closing Date. Purchaser's remedies for a default by Seller prior to Closing shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4 hereof. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.
Section 10.3    Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such claims.
Section 10.4    Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.
Section 10.5    Other Remedies. The provisions of Sections 10.1 and 10.2 hereof shall not limit any rights or remedies that either party may have against the other with respect to any provisions of this Agreement that survive the Closing.
Section 10.6    Survival. The terms of this Article 10 shall survive the Closing or any termination of this Agreement.
ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY
Section 11.1    Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller's agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller's special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.
Section 11.2    Sale "As Is, Where Is". Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing (the "Closing Documents"). Except as expressly set forth in this Agreement and the Closing Documents, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement and the Closing Documents, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement and the Closing Documents. Upon Closing, subject to the representations, warranties, and covenants of Seller set forth in this Agreement and in the Closing Documents, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser's residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.
Purchaser acknowledges and agrees that the Deed shall contain the follow language:

"As a material and integral consideration for the execution of this act of sale by Seller, except to the extent expressly provided otherwise in that certain Purchase and Sale Agreement by and between Seller and Purchaser (the "Agreement") and any document executed by Seller and delivered to Purchaser at Closing (the "Closing Documents"), Purchaser waives and releases Seller from any and all claims and or causes of actions to which Purchaser may have or hereafter may be otherwise entitled, based on vices or defects in the Property herein sold, or any improvements or component parts thereof, whether in the nature of redhibition, reduction of the purchase price, concealment, or any other theory of law. Subject to the representations, warranties and covenants of Seller set forth in the Agreement and the Closing Documents, Purchaser further assumes the risk of all vices and defects in the Property, and all improvements and component parts thereof, whether those vices or defects are latent or not discoverable upon simple inspection, and including those vices or defects, knowledge of which would deter Purchaser from making this purchase.

Subject to the representations, warranties and covenants of Seller set forth in the Agreement and in the Closing Documents, Purchaser further acknowledges that Purchaser (a) had ample opportunity to fully inspect the Property, (b) has inspected the Property to the extent Purchaser deemed necessary (c) does hereby purchase the Property in its present condition, (d) does hereby purchase the Property subject to any physical encroachments on the Property and any physical encroachments onto adjacent property by improvements located on the Property, and (e) to the fullest extent permitted by law waives and relinquishes any and all rights to void the sale or for a reduction of the purchase price on account of some latent or apparent vice or defect in the Property."

Section 11.3    Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), Statewide Order No. 29-B of the Office of Conservation, State of Louisiana (La. Admin. Code 43:XIX.129.B), the Louisiana Abandoned Oilfield Waste Site Law (La. R.S. 30:71, et seq.), the Louisiana Solid Waste Management and Resource Recovery Law (La. R.S. 30:2151, et seq.), the Louisiana Hazardous Waste Control Law (La. R.S. 30:2171, et seq.), the Louisiana Inactive and Abandoned Hazardous Waste Site Law (La. R.S. 30:2221, et seq.), and the Louisiana Hazardous Substance Remedial Act (La. R.S. 30:2271, et seq.), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.
Section 11.4    "Hazardous Materials" Defined. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.
Section 11.5    Survival. The terms and conditions of this Article 11 shall expressly survive the Closing and shall not merge with the provisions of any closing documents.
Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.
Purchaser's Initials: /s/ TW
ARTICLE 12
MISCELLANEOUS
Section 12.1    Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, AR Capital, LLC, American Realty Capital Properties, Inc., or Cole Real Estate Investments, Inc. (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations until Closing occurs, following which the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement, (e) a copy of the fully executed written assignment and assumption agreement, together with notice to Seller of the Employer Identification Number for the assignee, shall be delivered to Seller at least ten days prior to Closing, and (f) the requirements in Section 12.17 are satisfied.
Section 12.2    Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.
Section 12.4    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Louisiana.
Section 12.5    Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
Section 12.6    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits and Schedules attached hereto are incorporated herein by this reference for all purposes.
Section 12.7    Time. Time is of the essence in the performance of this Agreement.
Section 12.8    Confidentiality; Press Releases. Purchaser shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Without limiting the foregoing requirement for Seller approval, the names "The Woodmont Company" or "L&B Realty" shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement without the prior written consent of Seller. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser's partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the "Purchaser Parties") to comply with this provision. Purchaser, on behalf of itself and the Purchaser Parties, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to Seller for which damages may not constitute an adequate remedy. Accordingly, Purchaser agrees, on its own behalf and on behalf of the Purchaser Parties, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Seller's remedies are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to Seller.
Section 12.9    No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the "Notices" section of this Agreement.
Section 12.10    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by the method permitted in clause (b) of this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.
Section 12.11    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 12.12    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.
Section 12.13    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than electronic mail.
Section 12.14    No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser's obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.
Section 12.15    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
Section 12.16    Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
Section 12.17    ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.
Section 12.18    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
Section 12.19    Reporting Person. Purchaser and Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.
Section 12.20    Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit H attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit H attached hereto. The waiver of this Section 12.20 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration, the enforcement of an award granted by arbitration herein, or to obtain injunctive relief or specific performance with respect to the obligations of the other party hereunder.
Section 12.21     Like-Kind Exchange. Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange (the "Exchange") pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (a) Purchaser shall notify Seller in writing no later than ten days before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange; (b) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold harmless Seller from and against any such costs, fees, and expenses; (c) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations and covenants under this Agreement; and (d) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys' fees, that may result from Seller's acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.
Section 12.22    Disclosure. Purchaser and Seller expressly acknowledge that Purchaser has been advised that certain venturers, members, shareholders, partners, directors and/or officers of Seller are licensed Texas real estate brokers. Purchaser and Seller also acknowledge that Purchaser has been advised that Purchaser should have an abstract covering the Property examined by an attorney of Purchaser's own selection or should be furnished with or obtain a policy of title insurance.
Section 12.23    SEC S-X 3-14 Audit. In order to enable Purchaser to comply with reporting requirements, Seller agrees to provide Purchaser and its representatives financial statements sufficient for Purchaser to comply with SEC Rule 3-14 of Regulation S-X, including Seller's most current financial statements relating to the financial operation of the Property for the current fiscal year and for the fiscal year prior to the year of Closing and upon request, support for certain operating revenues and expenses specific to the Property. Seller understands that certain of such financial information may be included in filings required to be made by Purchaser with the U.S. Securities and Exchange Commission. This Section 12.23 shall survive Closing for a period of one (1) year. In no event shall any information furnished by Seller under this Section 12.23 constitute an express or implied representation whatsoever of such financial statements or other information provided in this Section 12.23.
Section 12.24    Kohl’s Lease. If, prior to Closing, Seller has not delivered evidence reasonably acceptable to Purchaser that Seller and Kohl’s have definitively settled the dispute regarding paving work described in Kohl’s tenant estoppel certificate dated July 25, 2014, then at Closing, Seller agrees to provide Purchaser with a credit against the Purchase Price in the amount of $5,000.00, in which event Purchaser will assume the obligation to pay Kohl's $5,000.00 upon receipt of a settlement agreement executed by Kohl's and Seller or other evidence reasonably satisfactory to Purchaser that the dispute has been settled. In addition, a portion of the sales proceeds in the amount of $18,056.98 (the "Kohl's Escrowed Funds") will be withheld in escrow pursuant to the Lease Escrow Agreement described in Section 8.2 above, and will be disbursed to Purchaser for any leasehold owner’s title insurance policy that Kohl’s may require Purchaser to obtain post-Closing under the Kohl’s lease and as otherwise provided therein; provided, however, if Kohl's has confirmed in writing within a certain time period to be agreed upon by Purchaser and Seller in the Lease Escrow Agreement, that it will not require the title policy, the Kohl's Escrowed Funds will be disbursed to Seller. In addition, Purchaser shall receive a credit at Closing in the amount of $35,000 (the “Kohl’s SDA Credit”) relating to an amount payable to Kohl’s pursuant to the Second Amendment to Site Development Agreement dated November 12, 2012, between Seller and Kohl’s, if such amount has not been requested by Kohl’s and paid by Seller at or prior to Closing.  In consideration of receiving the Kohl’s SDA Credit, Purchaser agrees (notwithstanding anything in the contrary set forth herein) to assume the obligation to pay such amount to Kohl’s even though the work to which such payment relates was performed during Seller’s period of ownership, with such obligation surviving the Closing.

[SIGNATURE PAGES AND EXHIBITS FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
HOUMA CROSSING, LTD.
AND
ARCP ACQUISITIONS, LLC
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER: WITNESSES: /s/ Noelle Garsek Print Name: Noelle Garsek /s/ Kathy E. Barbee Print Name: Kathy E. Barbee Date executed by Seller September 24, 2014
HOUMA CROSSING, LTD.,
a Texas limited partnership

By: Woodmont Houma GP, L.L.C.,
a Texas limited liability company
its Managing General Partner

By: /s/ Stephen Coslik
Name: Stephen Coslik
Title: Managing Member

PURCHASER: WITNESSES: /s/ Gale Toombs Print Name: Gale Toombs /s/ Katie Dunham Print Name: Katie Dunham Date executed by Purchaser September 24, 2014	ARCP ACQUISITIONS, LLC, a Delaware limited liability company By: /s/ Todd J. Weiss Name: Todd J. Weiss Title: Authorized Officer